Exhibit 99.1

Ulta Beauty Announces CEO Transition

Internal Succession Planning Underscores the Leading Retailers’ Continuity, Momentum

Bolingbrook, IL – March 11, 2021– Ulta Beauty, the nation’s largest beauty retailer, leads the industry with its unparalleled beauty authority, retail innovation, diverse assortment and passionate associates. Following a thorough succession planning process, the company today announced leadership changes to drive continuity and continued momentum, all effective in June. Dave Kimbell, president, will succeed Mary Dillon as chief executive officer and will be nominated to stand for election to the company’s board of directors at the 2021 annual stockholders meeting. Dillon will transition to the role of executive chair of the board of directors. Kecia Steelman, currently chief store operations officer, will be elevated to the role of chief operating officer.

“It has been the honor of my career to lead the Ulta Beauty family for the last eight years and a true joy to have been inspired by our dedicated associates and beauty-loving guests daily. Our strategies, culture and continuous innovation have strengthened our business model, ensuring we are well-positioned to continue leading the industry,” said Dillon. “Throughout my time with the company, I have worked closely with our board on strategic succession plans, and I believe now is the right time to begin a CEO transition. Dave is a world-class business leader with incredible passion, deep beauty expertise, unwavering drive and a values-based leadership style. The board, executive team and I could not be more thrilled to congratulate and support Dave as he takes this new role. There is no one better suited to unlock even more beautiful possibilities.”

A results-driven, inclusive leader, Kimbell is highly regarded in the beauty industry and has been pivotal in developing and executing growth strategies to move the Ulta Beauty business forward. He joined Ulta Beauty as chief marketing officer in 2014 and continually expanded his leadership responsibilities, named chief merchandising and marketing officer in 2015 and ultimately assuming the role of president in 2019. His proven track record of success spans his tenure with the company and is rooted in deep expertise across corporate strategy, merchandising, insights and analytics, marketing and brand development, loyalty, innovation, and business transformation.

“I am humbled to serve as the next CEO of Ulta Beauty, succeeding Mary, whose leadership has been transformational, creating lasting impact across the beauty and retail industries. We will continue to build upon the foundation she set to ensure Ulta Beauty is a destination where every guest feels welcome and every associate can have a fulfilling career,” said Kimbell. “I appreciate the support from Mary and our entire board of directors and look forward to leading with Kecia, our outstanding executive team and every Ulta Beauty associate through the lens of our well-established values and winning culture.”

Kecia Steelman, the retailers’ current chief store operations officer, will assume the role of chief operating officer where she will oversee store and services operations, supply chain, Ulta Beauty at Target and other, key initiatives. Most recently, she led the unprecedented and fluid dynamics of store operations throughout 2020 through the lens of safety with steadfast resilience.

Dillon intends to serve as executive chair for a one-year term and, with the board of directors, will continue to help guide strategy while supporting Kimbell in his transition. In her eight years as CEO, Dillon developed and nurtured the company’s winning, inclusive culture and drove significant business growth, having more than tripled market capitalization to more than $18 billion today, doubled the retailers’ fleet of stores, more than doubled its loyalty members and significantly drove its ecommerce capabilities. During her tenure, Ulta Beauty joined both the S&P and Fortune 500 listings and delivered total shareholder return of 245%.

“Thanks to Mary’s outstanding leadership, the future is very bright at Ulta Beauty,” said Kimbell. “Our dynamic business plays a unique and important role in the beauty industry and in our guests’ lives – and we are committed to continue operating with deep respect for that role while innovating and winning together.”

As part of this transition, Ulta Beauty’s current chair, Robert DiRomualdo, will retire from the board after serving three years in the role of chair and 17 years total on the board. The company also announced Lorna Nagler, who has served on the board since 2009, will become Lead Independent Director working with Dillon in her executive chair role.

“On behalf of the board of directors, we are thankful for Mary’s commitment and leadership which firmly established Ulta Beauty’s culture and vaulted its financial performance and value creation throughout her tenure as CEO,” said DiRomualdo. “One of Mary’s greatest legacies is the exceptional leadership team she has built. We look forward to her ongoing guidance and support as executive chair and have full confidence that Dave is the ideal leader to continue building the business, leading the industry and inspiring associates, guests, partners and investors alike.”

Kimbell and Steelman will continue to partner with an experienced and diverse executive team, which will be 60% women and 20% people of color. The Ulta Beauty executive team consists of Scott Settersten, chief financial officer; Jeff Childs, chief human resources officer; Jodi Caro, general counsel and chief compliance officer; Elliott Rodgers, chief information officer; Amiee Bayer-Thomas, chief supply chain officer; Shelley Haus, chief marketing officer; Monica Arnaudo, chief merchandising officer; and Prama Bhatt, chief digital officer.

All of the changes announced today will take effect following the company's annual shareholders meeting scheduled for June 2, 2021.

Ulta Beauty Contacts:
Eileen ZiesemerKiley Rawlins
Vice President, Public RelationsVice President, Investor Relations
eziesemer@ulta.comkrawlins@ulta.com

(708) 305-4479(331) 757-2206

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty operates more than 1,250 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency.  More information about Ulta Beauty’s corporate responsibility efforts can be found at http://ir.ultabeauty.com/Corporate-Responsibility/default.aspx.